DESCRIPTION OF INTERLINK ELECTRONICS, INC.
                 MANAGEMENT INCENTIVE COMPENSATION PROGRAM

     Interlink Electronics, Inc. (the "Company") currently has one cash bonus plan covering the executive officers of the Company. Performance objectives for the Company as a whole are determined at the beginning of each fiscal year during the annual budgeting process and are approved by the Board of Directors. These performance objectives are established based upon competitive conditions and general economic circumstances then prevailing in the industries in which the Company does business.

     Eligibility of an executive officer for a bonus is generally dependent upon the achievement of the predetermined performance objectives of the bonus plan. Target bonus amounts are established by the Compensation Committee of the Board of Directors (the "Committee") for each executive officer at the beginning of each fiscal year, as a percentage of the executive officer's base salary. If the predetermined performance goals are met, a preliminary bonus amount is calculated under the bonus formula up to a maximum of the target bonus amount. The final bonus amount paid to an eligible executive officer is determined by the Committee, which has discretion to increase or decrease the formula-derived figure within certain limits based upon the Committee's assessment of the individual's performance, and to pay special bonuses in extraordinary circumstances as judged by the Committee.